                                                                      Exhibit 12


                       Global Broadcasting Systems, Inc.
               Computation of Ratio of Earnings to Fixed Charges
                            (dollars in thousands)

                                                                Pro Forma           June 15, 1995
                                            Year ended          Year ended      (date of inception) to
                                         December 31, 1996   December 31, 1996    December 31, 1995
                                         -----------------   -----------------  ----------------------
Net loss before extraordinary item        $   (10,832)         $   (47,147)         $      (824)
Income tax benefit                                  0                    0                    0
                                          -----------           ----------          -----------
Loss before income tax benefit and
  extraordinary item                          (10,832)             (47,147)                (824)
Fixed charges                                     629               41,444                   15
                                          -----------           ----------          -----------
Loss before income tax benefit
  fixed charges and extraordinary item    $   (10,203)          $  (10,203)         $      (809)
                                          ===========           ==========          ===========


Fixed charges:

  Interest                                                          35,100
  Amortization of deferred debt costs                                5,715
  Interest factor of rent expense (1)             629                  629                   15
                                          -----------           ----------          -----------
Total Fixed Charges                       $       629           $   41,444          $        15
                                          ===========           ==========          ===========

Deficiency of earnings to fixed charges   $   (10,832)          $  (47,147)         $      (824)
                                          ===========           ==========          ===========

(1) Interest factor of rent expense is comprised of one-third of all rental expenses incurred during the period. This is deemed by management to be representative of the interest factor of rental payments.